United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 26, 2008
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On February 26, 2008, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended February 1, 2008 and a $28 million contract award, and hosted a conference call to discuss the financial results for the quarter ended February 1, 2008. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release dated February 26, 2008, announcing financial results for the quarter ended February 1, 2008 and a $28 million contract award
99.2	Transcript of conference call held on February 26, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 29, 2008

Applied Signal Technology, Inc. (Registrant)
By:	/s/Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated February 26, 2008, announcing financial results for the quarter ended February 1, 2008 and a $28 million contract award
99.2	Transcript of conference call held on February 26, 2008

Exhibit 99.1
Press release dated February 26, 2008

Applied Signal Technology, Inc.
Announces First Quarter Operating Results and a $28 Million Contract Award

Sunnyvale, CA. February 26, 2008 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the first quarter of fiscal year 2008 ended February 1, 2008. In addition, during the month of February 2008, the company signed a $28 million development contract. Approximately $5 million of this order was booked during fiscal 2007; approximately $4 million was booked during the first quarter of fiscal 2008; and the remaining $19 million was booked during the second quarter of fiscal 2008.

Revenues for the first quarter of fiscal year 2008 were $42,725,000, compared with revenues of $43,544,000 recorded during the first quarter of fiscal year 2007.

Operating income for the first quarter of fiscal year 2008 was $2,380,000, compared with operating income of $3,140,000 recorded during the first quarter of fiscal year 2007. The decrease in operating income is primarily due to an increase in our stock-based compensation expense as a result of modifying our employee stock purchase plan.

Net income for the first quarter of fiscal year 2008 was $1,488,000, or $0.12 per diluted share, compared with net income of $1,863,000, or $0.15 per diluted share, recorded during the first quarter of fiscal year 2007. The decrease in net income is primarily due to an increase in our stock-based compensation expense and an increase in our estimated effective tax rate. Our effective tax rate for fiscal year 2008 is estimated to be 44.9%, compared to an effective tax rate of 43.2% for fiscal 2007.

New orders received during the first quarter of fiscal year 2008 were $26,889,000 compared to fiscal year 2007 first quarter new orders of $39,149,000.

Regarding the first quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “Even though the year-over-year first quarter revenue was flat, we are still anticipating revenue growth in fiscal year 2008 compared to fiscal year 2007. Our backlog is strong and we are anticipating strong order flow for fiscal year 2008.”

Mr. Yancey concluded his remarks, “We are observing more opportunities in the military marketplace as we had anticipated. I feel this will bolster our continued growth opportunities along with our traditional Intelligence Agency customers.”

The Company will host a conference call on February 26, 2008 to discuss first quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on February 26, 2008 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expected. Statements as to the Company’s fiscal 2008 revenue growth; fiscal 2008 order opportunities; future opportunities within the military marketplace and the intelligence community; and the U.S. Government’s demand for Intelligence, Surveillance and Reconnaissance (ISR) are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2007. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended February 1, 2008, and February 2, 2007
(in thousands except per share data)

	—— Three Months Ended ——
	February 1, 2008	February 2, 2007
Revenues from contracts	$42,725	$43,544
Operating expenses:
Contract costs	29,371	28,860
Research and development	2,979	3,585
General and administrative	7,995 --------	7,959 --------

Total operating expenses	40,345 --------	40,404 --------

Operating income	2,380	3,140
Interest income/(expense), net	233 --------	160 --------

Income before provision for income taxes	2,613	3,300
Provision for income taxes	1,125 --------	1,437 --------

Net income	$1,488 ======	$1,863 ======

Net income per share – basic	$0.12	$0.16
Average shares – basic	12,344	11,973

Net income per share – diluted	$0.12	$0.15
Average shares – diluted	12,517	12,171

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	February 1, 2008	October 31, 2007
ASSETS
Current assets:
Cash, cash equivalents, and short term investments	$37,368	$34,933
Accounts receivable	42,978	44,476
Inventory	7,747	5,944
Refundable income tax	722	647
Other current assets	8,807 --------	9,760 --------
Total current assets	97,622	95,760

Property and equipment, at cost	63,582	62,565
Accumulated depreciation and amortization	(47,311) --------	(46,096) --------
Net property and equipment	16,271	16,469

Goodwill	19,964	19,964

Intangible assets, net	454	616

Long-term deferred tax asset, net	5,225	5,021
Long term investment	6,108	4,114
Other assets	783 --------	789 --------

Total assets	$146,427 ======	$142,733 ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$15,804	$16,983
Notes payable	1,429	1,429
Income taxes payable	638	14
Other accrued liabilities	2,416 --------	1,997 --------
Total current liabilities	20,287	20,423

Long-term liabilities:

Long-term notes payable	4,881	5,357
Other long-term liabilities	3,246 --------	2,117 --------
Total long-term liabilities	8,127	7,474

Shareholders' equity	118,013 --------	114,836 --------

Total liabilities and shareholders' equity	$146,427 ======	$142,733 ======

Exhibit 99.2
Transcript of conference call

Participants

Gary L. Yancey, President and Chief Executive Officer

James E. Doyle, Chief Financial Officer

Presentation

Operator

Greetings and welcome to the Applied Signal Technology Fiscal Year 2008 First Quarter Earnings Conference Call. At this time, all participants are on a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, President and CEO for Applied Signal Technology. Thank you, Mr. Yancey, you may begin.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you, Rob and I’d like to welcome everybody this afternoon to our conference call on our first quarter results in 2008. Probably, almost everybody has seen the release. It’s been out an hour ago. I do have Jim Doyle on the conference as well, our chief financial officer. He will summarize the financial results and then we will go into a question and answer period. So with that, I’ll turn it over to Jim.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thanks, Gary. Good afternoon, everyone.

I’ll provide a brief review of our financial results as Gary mentioned. However, before I do, let me begin with our Safe Harbor Statement. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed on this call, important factors which could cause actual results to differ materially are contained in the company’s recent 10Q and 10K.

We continue to focus to our operations on a sharing program performance maintaining a competitive cost structure and penetrating our marketplace. Our customers continue to come to us with new requirements for ISR solutions and as a result, we received new orders during the first quarter of fiscal 2008 of approximately $27 million. In addition, during the month of February, which is the first month of our second quarter, we signed a $28 million development contract. Approximately $5 million of that order was booked during fiscal 2007, approximately $4 million was booked during the first quarter of fiscal 2008, and the remaining $19 million was booked during the second quarter of fiscal 2008.

Revenues for the first quarter of fiscal 2008 were approximately $42.7 million, essentially the same when compared to revenues of about $43.5 million recorded during the first quarter of last year.

Operating income for the first quarter of fiscal ’08 was approximately $2.4 million, compared with operating income of approximately $3.1 million a year ago. The decrease in operating income is primarily due to an increase in our stock-based compensation expense as a result of modifying our employee stock purchase plan.

Net income for the first quarter of fiscal ’08 was approximately $1.5 million or $0.12 per diluted share, compared to net income for the first quarter of fiscal ’07 of approximately $1.9 million or $0.15 per diluted share. The decrease in net income is primarily due to an increase in our stock-based compensation expense and an increase in our effective tax rate. Our effective tax rate for fiscal year 2008 is estimated to be 44.9% compared to an effective tax rate of 43.2% for fiscal 2007.

I’d like to briefly review our balance sheet. The combined cash and investment balances at the end of the first quarter of 2008 were approximately $43.5 million and grew nicely by about $4.5 million from the $39 million balances that we had at the end of our fiscal year October 31, 2007.

Accounts receivable balances were approximately $43 million. AR balances declined compared to fiscal ’07 primarily due to our ability to collect cost associated with billings that we had issued in fiscal 2007. Included in accounts receivable are billed receivables of about $21 million and unbilled receivables also of about $21 million, almost $22 million.

The inventory balance at the end of the first quarter was approximately $7.7 million and that compared to about $5.9 million at the end of fiscal 2007. The balance in inventory grew because we increased work in process inventory about $1 million and our unfavorable indirect rate variance was approximately $750,000.

Prepaid and other assets include pre-contract cost or at-risk cost and there was about $3 million of at-risk cost on the balance sheet at February 1st.

Current liabilities are about $20 million, essentially the same as the $20 million current liabilities that we had at the end of fiscal ’07. We continue to pay dividends. We paid a dividend of approximately $1.5 million during the first quarter of 2008 and we are paying at the rate of $0.50 per share quarterly at $0.125 per share.

So that summarizes the financial results for the first quarter. I’ll turn it back to Gary and we’ll proceed from there.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Alright. Thanks, Jim. About all, I’ll add to that is kind of the same consistent theme that we’ve had for the last few years and that is that our marketplace and intelligence, surveillance, and reconnaissance or ISR continues to show a very strong need, a strong demand for better ISR solutions which is no surprise with the unstable conditions pretty much worldwide these days and very dynamic and to when a hotspot will occur any place around the world or simultaneously around the world and the need for better global security than we currently have. And so, anybody that can provide good ISR solutions and better technology for the solutions can be an asset to this marketplace. We’re definitely one of those companies that can provide very good additional signal processing solutions for ISR and we feel that we’re very well recognized as an asset to this marketplace and continue to invest to get even better solutions. One of the areas that we’ve been having some real success is getting the solutions fielded in much lower size, weight, and power techniques than were available, say, five years ago. This is becoming much more important as we get more and more opportunity in the military marketplace where size, weight, and power is of even more importance than it is in the traditional intelligence community marketplace. So, we do believe that there’ll be continued need and as long, as Jim said, we do keep our program performance proper and we are investing properly, and are indeed, that we have a good opportunity for growth and with that then I will quit and we’ll open up for questions.

Operator

Thank you, gentlemen. We will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you will like to remove your question from the queue. For participants who are using speaker equipment, it may be necessary to pick up your handset before pressing the * key. One moment please while we pool for questions. Our first question comes from the line of Jim McIlree with Collins Stewart.

Jim McIlree – Collins Stewart

Thanks. Good evening.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

How are you doing?

Jim McIlree – Collins Stewart

I think you’re asked about BAMS a lot so you must be used to it by now. Can you tell us what, if any, participation you have with any of the primes on BAMS?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, we’re working with a division of Lockheed Martin to try to be able to provide some of the radar processing capability and that hasn’t ended up in an actual teaming agreement yet but we are working there. We’ve been having dialogue from the ELINT side right now. The ELINT requirements are lower quality than her technology, I should say, then lower performance than what we provide and so, it’s a good possibility that our offering currently for BAMS would be more than the Navy has requested there so, we do have dialogue going with a handful of the primes on that.

Jim McIlree – Collins Stewart

And there’s an expectation that that award could be early March, is that what you're hearing?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

No, I have not heard that, Jim.

Jim McIlree – Collins Stewart

Okay. And I think I know the answer but I’m going to try it anyway. Can you give us any further detail on this $28 million order that you referred to?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Now, basically, it’s the same kind of a deployment and capability as a major program that we’ve had for the last 10 years that ended up with four different systems being deployed and this is a very similar application, same ultimate customer, and this was a new competition so, for us it was a nice win. We had 10 years of kind of a follow on work and then it was re-competed and fortunately, our team won that.

Jim McIlree – Collins Stewart

Now, good for you. And so, how long will it take you to deliver that $28 million?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

That will be about a three-year program but we’re anticipating it to be similar to the previous ones that… that there’ll be additional capabilities required and as long as the team performs well, it probably wouldn’t force a new competition and our team would be able to add capabilities and go on. So, I would envision of even longer than a three-year effort out of this with additional bookings upon the contract.

Jim McIlree – Collins Stewart

Okay. And last one on that, then I’ll reup, is could you just go over say the top three or four bids or contracts that you're pursuing this year?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, let’s see. We've got a foreign navy contract proposal going out that has actually just been delivered; that is for synthetic aperture sonar applications. We have another one that’s a reup of a Navy R&D contract that’s a five-year running contract and we’re just now reviewing the proposal for that. We have fair size booking on that. Actually, the question on that that’s both a basic and options so, we don’t always know how many options that they’d exercise right up front. So, it’ll still be a good size booking but it may not be the full value that basic and options would add up to. We've got some follow on to our Army Airborne Program that orders are continuing to be booked throughout this year on that program. So, those are some of the major ones.

Jim McIlree – Collins Stewart

Great. Thanks a lot.

Operator

Our next question comes from the line of Steve Levenson with Stifel Nicolaus.

Steve Levenson – Stifel Nicolaus

Thanks. Good afternoon, Gary and Jim.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Steve.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Steve.

Steve Levenson – Stifel Nicolaus

The rate variance this year sounds a lot lower than it’s been in the past. Can you let us know how you kept control of that or is it the contract mix, just the way things are going on, or is this something you’d expect to continue on? I know, you mentioned it in the fourth quarter, too.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Well, a large part of it, Steve, has to do with, we had a good backlog entering fiscal ’08 and so, we have a lot of contractual requirements that we have to satisfy and we are trying to hire. A large part of that is hiring to meet our investment goals which would be our investment in R&D and things like that. And so, as a result of under running our discretionary spending, we got a fairly… that there’s a significant difference between this year and last year in that unfavorable variance. So, a large part of it is attributed to the fact that we had backlog, a very healthy backlog, starting this year and the focus on delivering on those programs.

Steve Levenson – Stifel Nicolaus

Okay. Thanks. On that big $28 million order, I know you got it during different time periods but is that sometime you consider really business from the first quarter or is it really second quarter business and how do you think things are going to break out over the balance of the year? Do you think the back half will still be the stronger half for orders?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, yes, I think the back half will still be the stronger half and I wasn’t quite sure of your question on how this broke out but we got that as an initial, we call it a letter contract, in September of last year on this large one and so, we started working it pretty feverishly at that time and that is again part, as Jim just pointed out, that is part of the reason that variances are looking better right now because that started us, even though it didn’t all show and the whole $28 million didn’t show on backlog yet. It was being booked as just in time funding, if you like, for pretty aggressive efforts. So, it got started then and we’ll be continuing that at about the level of effort throughout this year.

Steve Levenson – Stifel Nicolaus

Okay. Thanks. The $3 million of pre-contract cost, what’s at risk? Does that relate to this particular contract or is that they are still to come?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

No. No, that’s revenue that we do believe, Steve, will be recognized here over the course of the year. It’s still to come. It has nothing to do with that particular order.

Steve Levenson – Stifel Nicolaus

Okay. And last, the stock-based compensation expense. I know, you said it was up and I think you said there was a modification? Can you tell us exactly how much it was and what the modification was?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Sure. The modification was a change to our employee stock purchase plan and it changed the last 24-month offering such that if the reset provision was triggered under the last 24-month offering that all those folks would be reenrolled in a six-month offering and the result of that activity created an additional compensation expense of a little over $500,000. So, with the modification to our plan, we also had to deal with some cancellation accounting and account for a fair chunk of that in the first quarter of ’08. So, to give you some idea of the compensation expense, it was $1.6 million compensation expense in the first quarter of ’08 compared to about $1.1 million a year ago. So, we’re seeing the ramifications of that change in the employee stock purchase plan. It is shortening it to a six-month period. This is the kind of thing that will bode well in the future years. We anticipate the employee stock purchase plan being significantly lower than it is this fiscal year.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

It’s a compensation expense associated with it being significant.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Correct.

Steve Levenson – Stifel Nicolaus

Right. So, is this a one quarter event or is this likely to carry on through this year?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Some of that will carry on to the year but a significant portion of that was in this first quarter.

Steve Levenson – Stifel Nicolaus

Okay. Great. Thank you very much.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thank you, Steve.

Operator

Our next question comes from David Gremmels with Thomas Weisel.

David Gremmels - Thomas Weisel

Thanks. Good evening.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Dave.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Dave.

David Gremmels - Thomas Weisel

Question on your contract mix, can you give us the cost reimbursable percentage of the total?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

As far as sales?

David Gremmels - Thomas Weisel

Yes.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes. Cost reimbursable as a round number is about 70%. Firm fixed price about 10% and then T&M about 20%.

David Gremmels - Thomas Weisel

Okay. And I think for all of last year that the cost height was 71% of revenue and I’m assuming that this large contract that you just announced has cost plus, so what are you expectations for the full year? Would we see this go even a little more toward the cost plus side?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Probably a little bit more that way. We have a major program that is time and material and we do anticipate that particular program continuing through the year. So, yeah, we may go a little bit more towards the cost reimbursable side.

David Gremmels - Thomas Weisel

Okay. And I believe you’re carrying some pre-contract cost into the quarter, I am wondering how much of the $4.5 million of pre-contract cost were booked into revenue in the quarter?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes, it was about $3 million, David. So, just to clarify this, yes, you’re right it was $.4.5 million of pre-contract cost we’re carrying into the quarter. We actually recognized revenue against that of about $3 million. We also have a balance of about $3 million at the end of the first quarter. Those numbers are just coincidence.

David Gremmels - Thomas Weisel

Okay. So, I know that the year ago quarter had some pre-contract cost booked into revenue so, I’m wondering if that’s… I don’t have the number in front of me but if you adjust it for that, what kind of apples-to-apples growth rate would you’ve had in the quarter?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Sure. Last year, we started the first quarter of ’07 with around $5.7 million of pre-contract cost. We recognized revenue of about $4.5 million. So, that compares to a $3 million recognized this year. So, it’s about a $1.5 million difference of revenue that was recognized last year in the first quarter as opposed to this year.

David Gremmels - Thomas Weisel

Okay. So a little bit of help or headwind.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes.

David Gremmels - Thomas Weisel

Okay. And then last one, just on hiring, wondering where you ended up at the quarter and what and where do you expect to end up the year?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

At the quarter, we’re up a little over 645, about 645 people right now. We finished the year around 635 or so. So, we’re up some and we’re tiring to hire. We are in that process. We are working on the hiring especially as it relates to our ability to invest in our future. So…

David Gremmels - Thomas Weisel

Okay. Can you give us a target of where you hope to end the year then in terms of head count?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Well, now, we haven’t given that kind of specific guidance this year, David.

David Gremmels - Thomas Weisel

Okay. Thank you.

Operator

Our next question is from the line of Michael Lewis with BB&T.

Michael Lewis – BB&T

Hey, Gary and Jim.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Mike.

Michael Lewis – BB&T

Hey, Jim, I was wondering any royalty collections from Comtech on DoubleTalk in this quarter?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes.

Michael Lewis – BB&T

Okay. So…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Go ahead.

Michael Lewis – BB&T

I guess my followup to that was with the new… with the information that we received with DRS, the new opportunity there; can you kind of walk us through what the strategy is? Are we going to see you moving towards more types of agreements where you will provide us the technology for the royalty payment type of setup?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

It’s going to depend. The Comtech case was a case where we’re just absolutely not the right company to be addressing a commercial marketplace and they’re the experts in the satellite modems and we’re able to implement the technology in a cost effective way and so, that absolutely made sense to license the technology. The DRS was a case where, again, we’re trying to approach a marketplace that’s more broad than just our sales force can handle. They have a very good sales force as well and so the two companies will both be marketing the product which is a portable comment processor, a man-packable comment processor, and the other thing that they bring to the equation is they have lower cost manufacturing capabilities and so, we felt that both from a price point standpoint and being able to address the market, that made sense. We are looking at other areas where we may have intellectual property that makes sense to license to a company for whatever the reasons. Those are two examples of the logic behind that. So, yes, we are addressing that more than in years past.

Michael Lewis – BB&T

And what was the royalty payment in the quarter?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

It was about $1.1 million.

Michael Lewis – BB&T

$1.1 million. Okay. And hey, Gary, I was wondering you were talking a little bit, from one of Jim’s questions, about some of the opportunities that you are going to be pursuing this year. You talked about the reup that you have with the Navy R&D work. Does that happen to be… Does that have to do with UUV work and SAS?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

No, this is different from that. This is antisubmarine warfare development and it’s a different one. It’s been a long going contract and it’s typically been well. It’s a five-year contract that we do each time and so, it’s developmental R&D with more emphasis on the R in antisubmarine warfare techniques.

Michael Lewis – BB&T

But are you seeing any new opportunities? I mean, UUVs was an area that we talked about quite often.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

We’re seeing… We still believe that there’re opportunities with UUVs and we also believe that there’re opportunities with towed vehicles and we have a contract right now. Still have contract finishing some of the work with the unmanned undersea vehicle that we developed and the synthetic aperture sonar and we also have contract with NAV oceanographic SAS. The one that we announce last year is a towed vehicle. That isn’t the particular towed vehicle that we used in some of the other development work but we think there’s going to be more opportunities with these towed vehicles in the future and so. As a mater of fact, the one that I said we just delivered a proposal to a foreign navy is a towed vehicle synthetic aperture sonar application. So, yeah, we believe that there’re more opportunities. We just find that these military contracts and the Navy be an indefinitely one branch. It just seems to take a lot longer than anybody thinks it will to get executed and get awarded. So, the opportunities are out there but they get evasive in terms of slipping to the right.

Michael Lewis – BB&T

Okay. And one more question. Again, from one of Jim’s questions, he was talking about BAMS, and in looks like the competitive market for UAV, the strategic UAVs, is really heating up for the sensor suites that are on them and where do you think that you are positioned for some of your COMINT or ELINT capabilities going forward now that it looks like some of the international markets are starting to increase and the funding levels to our coalition partners are starting to improve that can go out there and purchase some of these assets from the U.S. Do you think that there’re any opportunities there.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, yeah, this actually ties into my comment earlier about the fact that we are well known for being able to implement these very advanced ISR solutions in very low size, weight, and power implementations and so, I think it positions us nicely to be a vendor to some of the programs that will be coming along.

Michael Lewis – BB&T

Okay. Then, Jim, you’re depreciation and amortization, free cash flow… oh, I’m sorry… operating cash flow and CapEx in the quarter?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Depreciation and amortization, Mike, was about $1.5 million and cash provided from operations was about $5.6 million and CapEx was about $2.5 million.

Michael Lewis – BB&T

Okay. Thank you very much.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thank you, Mike.

Operator

Our next question is from Myles Walton with Oppenheimer.

Myles Walton – Oppenheimer

Thanks. Good evening, Gary and Jim.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Myles.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Myles.

Myles Walton – Oppenheimer

Jim, are you still looking for the full year options expense sub $5 million or was there an adjustment?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

No, that’s just about right.

Myles Walton – Oppenheimer

Okay. Good.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Sub $5 million, right.

Myles Walton – Oppenheimer

So the quarter run rate from here is just over a million?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Correct.

Myles Walton – Oppenheimer

Okay. And Gary, in the press release comments, you mentioned you still anticipate growth fro the remainder of the year. Do you actually anticipate that growth to initiate here in the second quarter or is the growth likely not to occur until the second half?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

I think this growth should be initiating in the second quarter as well because we are getting these longer term programs in that aren’t just into the year orders that can be build out of inventory. There’s a more developmental program. So, I think you’ll see it more over the next three quarters.

Myles Walton – Oppenheimer

Okay. And I think this quarter was the first net add of employees in maybe the last, I don’t know, seven or eight quarters and I’m just wondering are you finding more success in adding to the employee base? I know it’s a relatively modest add or is it you're just getting more active in terms of recruitment given the backlog has grown?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, it’s actually more of the latter. We’re much more active in recruitment and its quite an investment all the time but we are definitely getting our share and the economy for at least technology expertise is getting better that we also have to look at our attrition rate more because its going up some, too, and there’s just more opportunities for people. So, it’s a good investment but yes, it’s heading the right way for sure.

Myles Walton – Oppenheimer

What is your attrition rate these days?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

About 15%.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes.

Myles Walton – Oppenheimer

15%. Okay. And historically, that’s been closer to 10%?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yeah, 10%.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

10% to 15% range, Myles, over the last, say, 12 to 18 months.

Myles Walton – Oppenheimer

And any reasoning you contributed to the higher attrition, Gary, given that most of these are West Coast employees?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

No, they’re not actually. These are pretty well uniform across all of our locations. Well, people tend to laugh at me when some number of economic experts are talking about recession but I claim the economy is heating up, but it definitely is in the tech sector because when you look across the reasons for leaving and there’s no one thing you can point at, I mean, its “I wanted to move to another location, etc. and wanted to try a different kind of business” and its because those opportunities are there and they are definitely there in a greater amount than say two years ago and definitely before that. So, we think that’s why the attrition has risen a little bit more to the top into the 10% to 15% range.

Myles Walton – Oppenheimer

Okay. And, Gary or Jim, on the contract mix, you continue to move away from fixed price. I think we’re down to the lowest fixed price mix we’ve seen in the company. We only have 10% more to go to 0. I mean, we are the bottom at 10?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, in fact, in wouldn’t surprise me if that’s the bottom all right. We have some opportunities coming up that will end up being fixed price but we’ll swing that back. They’re competitive right now. So, we got to them. We got to win them first but I would think that’s probably towards the low end.

Myles Walton – Oppenheimer

Okay. And then from a margins standpoint, that’s the low end and if the stock option expense has peaked, Jim, is there any reason why we haven’t troughed also on a margin basis?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

I agree with your logic, Myles. Yeah, that makes sense.

Myles Walton – Oppenheimer

Okay. And what was the backlog at quarter end?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Approximately $111 million.

Myles Walton – Oppenheimer

Okay. And last one. There was no or rather, on the indirect rate variance, how much of that was planned versus unplanned?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Well, the actual amount that we recorded was roughly $750,000. The planned variance was approximately $1.5 million unfavorable. So…

Myles Walton – Oppenheimer

So, you actually came in ahead of your sales expectations?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes, ahead of our plan. Yes.

Myles Walton – Oppenheimer

Okay. And then last one, I guess. There was… It looks like operating cash and free cash flow was actually pretty good in the quarter. Was there anything in particular there in terms of an advance or …

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Well, there was one issue of one of our primary customers was making a change in their accounting system last year and so, we closed FY07 with a pretty healthy build AR balance. It was about $25 million and that’s dropped to about $21 million. So, that was a big driver in our cash improvement. It was just that the fact that the accounting system was straightened out and they were able to pay their invoices.

Myles Walton – Oppenheimer

Is there anything in working capital that is still a low hanging fruit like that?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

No.

Myles Walton – Oppenheimer

Okay. Alright. Thank you.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thank you, Myles.

Operator

Our next question is from the line of Matthew McKay with Jefferies.

Jason O’Connell - Jefferies

Good afternoon. This is actually Jason O’Connell calling in on behalf of Matt. Thank you for taking my question.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Jason.

Jason O’Connell – Jefferies

You’ve given the backlog number. Do you have an idea of a percentage we can expect to translate to revenue in fiscal ’08 or I guess said differently, how long do you expect it will take for this backlog to trend?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Well, I don’t have a specific answer for you, Jason. Typically, what we like to see is, during our fiscal year roughly, we like to start the fiscal year with roughly 60% to 65% of the next year’s sales in backlog. So, that gives you kind of some idea the kind of conversion rate we like to see. That can vary all over the place and it has but hopefully, that gives you some idea of what we like to see.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

The typical length for a backlog is kind of more on the order of 15 months. Now that’s a way you look at it. We never measured that exact so we’re kind of doing that with a thumb sketch but that’s another way to look at what the backlog would do.

Jason O’Connell - Jefferies

Okay. Thank you. And you still expect the book-to-bill north of 1 for the fiscal year, for the full year?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yes.

Jason O’Connell - Jefferies

And you gave some color as to how international opportunities are developing. I’m not sure if you're able to give any more for instance is it primarily ELINT opportunities you are looking at on the international side?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

No, one is mine counter measures and the proposal we just delivered and then we have a number of ELINT opportunities and there is one that’s still a little newer opportunity for us in terms of knowing how solid it is but there is also a foreign comment opportunity.

Jason O’Connell - Jefferies

My last question, do you have any update on neu-VISION, or in general, is it something or part of the business you anticipate directing more investment spending?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, we’ve got about $1.5 to $2 million of contract work this year where the government is still investing to carry it further and we’re trying to bring that to the point by the end of this year that it would be more of a fieldable product and out of the development stage to then maybe be able to attack some of these ISR problems where you need noninvasive inspection techniques.

Jason O’Connell - Jefferies

That’s all I have. Thank you very much.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Okay, Jason.

Operator

As a reminder, ladies and gentlemen, if you like to ask a question, you may press *1. Our next question is a followup from the line of Jim McIlree.

Jim McIlree – Collins Stewart

Thanks. Hello again. On the stock comp, I’m trying to understand, did you reprice some options and that’s why you have this or you just… or you changed the duration of options and that’s why you have this extra expense this quarter?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

The easier way to think of it, Jim, is the change in duration. There was a provision in our prior offering when we had a 24-month offering that said that if the stock price declined during any one of the four purchase periods that the employees enrolled will then be automatically reenrolled in the new offering at a lower price and as a result of that we have to… because that provision was triggered in the final 24-month offering, we bear the remainder of the compensation expense for that 24-month offering and now, all those folks that were in that 24-month offering are enrolled in a new six-month offering. So, it’s that addition expense that we have to bear.

Jim McIlree – Collins Stewart

Okay, but they're enrolled in the new six-month at a lower strike?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes.

Jim McIlree – Collins Stewart

Okay.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

And all employee stock, all ESPP offerings from now on are all just… they’re six months in duration. There’s no more 24-month offering.

Jim McIlree – Collins Stewart

Okay. And is there any more reset provisions like you just…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

No. No.

Jim McIlree – Collins Stewart

…articulated? Okay. Great! And then in last call you suggested that R&D would trend up towards 10% of sales and instead, this quarter it went the opposite direction. Are you still looking for a 10-percentage type move or has something changed?

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, what happened is what is Jim referring to earlier, that with our healthy backlog, we had to put our emphasis on performing on contract and so, as we increase staff to where we can then get back to investing more in the R&D as well as maintaining our contract performance and we expect to see that percent coming back up and the target would be more towards the 10% range. It could be if it’s late enough in the year that we could do that but you will find it coming out lower this year but that would still be our target.

Jim McIlree – Collins Stewart

Okay. Great. And then again, from last call, I think that you're suggesting an operating margin of 6% to 9% as reasonable and maybe the lower end this year. Is that still a reasonable estimate?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes, Jim.

Jim McIlree – Collins Stewart

Okay. Terrific. Thank you very much.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Okay, Jim.

Operator

Our next question is from the line of Rob Tacketts (ph) with SunTrust.

Ron Tacketts (ph) – SunTrust

Good afternoon, gentlemen. Actually, my questions had already been answered. Thank you for your time.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you.

Operator

Our last question comes from the line Myles Walton with Oppenheimer.

Myles Walton – Oppenheimer

Thanks. Just a quick followup. I wanted to clarify on the tax side of things. What is the reason why the tax rate would go up from here? Was there any benefit recorded in the quarter? It would seem like you had the highest nondeductible stock options expense in the 1Q which I would have assumed would have made the tax rate in 1Q higher than the rest of the year?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

No, because we’re looking at it on a full year basis, Myles. So, we’re… the comp expense is going up roughly $500,000, maybe $600,000 from where it was last year. So, there’s a nondeductible portion of that. So, its going to raise our effective tax rates. So, that was one of the big drivers that pushed the tax rate up.

Myles Walton – Oppenheimer

Right, but the tax rate in 1Q looks the lowest in term, low relative, to your full year guidance for tax rate?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Oh, for this first quarter?

Myles Walton – Oppenheimer

Yes.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Oh, we did have a discrete item that we did book. It was some interest accrual on a DTI tax refund.

Myles Walton – Oppenheimer

Okay. And that was a couple of hundred or 150K or something like that?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

A little less than that, under 100K.

Myles Walton – Oppenheimer

Okay. Alright. Thanks.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thank you.

Operator

Mr. Yancey, there are no further questions at this time. I would like to turn floor back over to you for any closing comments.

Gary L. Yancey – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you, Rob, and the closing comments are thank you very much for calling in. Bye.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you.